EXHIBIT 8.1

                              [Letterhead of Cleary, Gottlieb Steen and Hamilton]

March 25, 2010

Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036	MS Structured Asset Corp. 1585 Broadway New York, New York 10036

Ladies and Gentlemen:

We have acted as special counsel to MS Structured Asset Corp., a Delaware corporation (the “Depositor”) in connection with the Depositor’s preparation and filing with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”), filed March 25, 2010, with respect to the offering of Structured Asset Trust Unit Repackagings (the “Units”), which the Depositor plans to offer in series.  Our advice forms the basis for the discussion of federal income tax consequences appearing under the heading “United States Federal Income Taxation” in the Prospectus and in each related Prospectus Supplement in which we are identified as counsel; such discussion represents our opinion with respect to the material federal income tax consequences of purchasing, owning and disposing of the Units.

We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the views expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the Registration Statement and the related Prospectus under the caption “Validity of Units.”  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:  __/s/ James M. Peaslee ________________

James M. Peaslee, a Partner